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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            OSAGE SYSTEMS GROUP, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  95-4374983
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                            1661 East Camelback Road
                                    Suite 245
                             Phoenix, Arizona 85016
                    (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class              Name of each exchange on which
            to be so registered              each class is to be registered

      Common Stock, par value                American Stock Exchange, Inc.
      $.01 per share

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
_______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None
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ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK

      The Company is authorized to issue 50,000,000 shares of Common Stock, $.01 par value per share, of which 9,386,472 are currently outstanding as of November 17, 1998.

      Holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

      Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no pre-emptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

      Within the limits and restrictions contained in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), in one or more series, and to fix, as to any such series, the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights, and any other preference or special rights and qualifications.

      SERIES A $3.00 CONVERTIBLE PREFERRED STOCK

      The Board of Directors authorized the designation of a series of Preferred Stock as Series A $3.00 Convertible Preferred Stock (the "Series A Shares"), with such rights and preferences as are described in the following summary. During December 1997, the Company issued 122 Series A Shares for gross proceeds of $3,660,000. With the exception of those remaining Series A Shares which convert into 100,000 shares of the Company's Common Stock, all of the Series A Shares have been converted to date.

-     Liquidation Preference

      The Series A Shares shall have a liquidation preference of $30,000 per Series A Share, plus any accrued dividends thereon. The holders of the Series A Shares shall share ratably in all liquidation preferences. Accordingly, if the Company shall liquidate or dissolve, after payment to all creditors, no distribution shall be made to holders of the Company's Common Stock, unless prior thereto holders of the Series A Shares have received $30,000 per share.

-     Dividends

      The holders of the Series A Shares shall not be entitled to receive dividends.

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-     Conversion

      The holders of the Series A Shares have the right at any time to convert the principal amount of the purchase price of the Series A Shares into shares of Common Stock at a conversion rate (the "Series A Conversion Rate") of $3.00 per share of Common Stock. $300,000 principal amount of the Series A Shares remain outstanding as of the date hereof.

      The number of shares of Common Stock into which each Series A Share shall be convertible shall be subject to adjustment to protect against dilution in the event the Company shall declare a stock dividend, make a distribution on the Common Stock, divide or reclassify the outstanding shares of Common Stock.

-     Voting Rights

      Prior to the conversion of the Series A Shares, the holders thereof shall have no voting rights.

-     Redemption

      All, but not less than all, of the Series A Shares may be redeemed at any time by the Company at its sole discretion at $3.00 per Series A Share upon thirty (30) days' written notice to the holders (the "Redemption Notice"), provided that at the time of the Redemption Notice: (i) the average of the closing bid and ask prices of the Company's Common Stock shall have exceeded $5.00 for the twenty (20) trading days preceding the date of the Redemption Notice; (ii) the shares of Common Stock issued or issuable upon conversion of the Series A Shares are subject to an effective Registration Statement; and
(iii) the placement agent for the offering in which the shares were issued shall have waived any restrictions upon the resale of such shares. The holders of the Series A Shares shall be entitled to exercise their conversion option during said thirty (30) day notice period.

-     Certificate of Designation

      The terms described above are merely summaries of the salient features of the Series A Shares. The actual terms are contained within a definitive Certificate of Designation on file with the Delaware Secretary of State.

      SERIES C CONVERTIBLE PREFERRED STOCK

      The Board of Directors authorized the designation of a series of Preferred Stock as Series C Convertible Preferred Stock (the "Series C Shares"), with such rights and preferences as are described in the following summary. The Company issued 105.3 Series C Shares during March, 1998; however, 55.3 of these shares have been converted, to date. Accordingly, 50 Series C Shares remain outstanding as of the date hereof.



-     Liquidation Preference

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      The Series C Shares shall have a liquidation preference of $15,000 per
Series C Share. The holders of the Series A Shares and Series C Shares shall share ratably in all liquidation preferences. Accordingly, if the Company shall liquidate or dissolve, after payment to all creditors, and payment of the liquidation preference to the holders of the Series A Shares, no distribution shall be made to the holders of the Common Stock, unless prior thereto, holders of the Series C Shares shall have received a liquidation preference of $15,000 per share.

-     Dividends

      The holder of the Series C Shares shall be entitled to dividends only when, as and if declared by the Board of Directors. The holder of the Series C Shares will share with the holders of the Common Stock, on an "as converted" basis, any dividends declared on the Common Stock.

-     Conversion

      The Series C Shares shall automatically convert into shares of the Company's Common Stock on the last day of each of the three month periods following the issuance of the Series C Shares (March 18, 1998). $455,000 of the Series C Shares were converted during August, 1998 and $375,000 of Series C Shares were converted during October, 1998. The Series C Shares shall convert into shares of Common Stock at a conversion rate (the "Series C Conversion Rate") equal to the lower of: (i) $6.87 per share; or (ii) a 33% premium over the average of the closing prices of the Company's Common Stock on the principal exchange, automated quotation system or over-the-counter market upon which the Company's Common Stock trades, for the ten trading days prior to the date of each conversion.

-     Voting Rights

      Prior to the conversion of the Series C Shares, the holder thereof shall have no voting rights.

-     Redemption

      The Series C Shares are not subject to redemption by the Company.

-     Certificate of Designation

      The terms described above are merely summaries of the salient features of the Series C Shares. The actual terms are described within the definitive Certificate of Designation on file with the Delaware Secretary of State.

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
PROVISIONS HAVING A POSSIBLE ANTI-TAKEOVER EFFECT

      Delaware General Corporation Law

      The Company is governed by the provisions of Section 203 of the GCL, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

      The provisions regarding certain business combinations under the GCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

      The provisions described above, together with the ability of the Board of Directors to issue Preferred Stock as described under "Preferred Stock," may have the effect of delaying or deterring a change in the control or management of the Company.

      Certificate of Incorporation

      One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

      The Company's Certificate provides for a classified Board of Directors and that directors shall only be removed for cause and by a supermajority vote of stockholder, and requires a supermajority vote of the stockholders to amend the Certificate unless such amendment is adopted by the affirmative vote of at least eighty percent (80%) of the members of the Board of Directors. These provisions could delay or frustrate the removal of incumbent directors and could make more difficult a change in control transaction.


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LIMITATIONS ON DIRECTORS' LIABILITIES, INDEMNIFICATION AND DIRECTORS' AND
OFFICERS' INSURANCE

      The Company's Certificate of Incorporation and Bylaws reflect the adoption of the provisions of Section 102(b)(7) of the GCL, which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. If the GCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, the Certificate of Incorporation provides that the liability of the director of the Company shall be eliminated or limited to the fullest extent permitted by the GCL. The Company's Certificate of Incorporation and Bylaws also provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employer or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the GCL. In addition, the Certificate of Incorporation and Bylaws authorize the Company to maintain insurance to cover such liabilities. As of the date hereof, the Company has not purchased Directors' and Officers' Liability Insurance.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.


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ITEM 2.     EXHIBITS

Exhibit No.   Description                              Method of Filing
-----------   -----------                              ----------------
   3.10       Certificate of Incorporation            Incorporated by
                                                      reference to Exhibit 3.1
                                                      to Amendment No. 1 to the
                                                      Registrant's Registration
                                                      Statement on Form S-1
                                                      (Reg. No. 33-69380) filed
                                                      November 2, 1993
                                                      ("Amendment No. 1 to Form
                                                      S-1")

   3.11       Certificate of Designation,             Exhibit 3.1 to
              Preferences and Rights of Class A       Registrant's Current
              Non-Voting Convertible Preferred        Report on Form 8-K dated
              Stock                                   March 11, 1998 (the
                                                      "March 11, 1998 Form 8-K")

   3.12       Certificate of Amendment of             Incorporated by reference
              Certificate of Designation,             to Exhibit 3.2 to the
              Preferences and Rights of Class A       March 11, 1998 Form 8-K
              Non-Voting Convertible Preferred
              Stock

   3.13       Certificate of Restoration and          Incorporated by reference
              Revival of Certificate of               to Exhibit 3.3 to the
              Incorporation                           March 11, 1998 Form 8-K


   3.14       Certificate of Amendment to the         Incorporated by reference
              Certificate of Incorporation dated      to Exhibit 3.4 to the
              November 21, 1997                       March 11, 1998 Form 8-K


   3.15       Certificate of Amendment to the         Incorporated by reference
              Certificate of Incorporation dated      to Exhibit 3.9 to the
              June 12, 1998                           Registrant's Form 10-QSB
                                                      for the quarter ended
                                                      June 30, 1998 (the
                                                      "Form 10-QSB")

   3.16       Certificate of Designation,             Incorporated by reference
              Preferences and Rights of Series A      to Exhibit 3.3 to the
              $3.00 Convertible Preferred Stock       December 22, 1997 Form 8-K
                                                      Form 8-K

   3.17       Certificate of Designation,             Incorporated by reference
              Preferences and Rights of Series C      to Exhibit 3.8 to the
              Convertible Preferred Stock             March 27, 1998 Form 8-K



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
Exhibit No.   Description                              Method of Filing
-----------   -----------                              ----------------
   3.18       Amended and Restated Bylaws             Incorporated by reference
                                                      to Exhibit 3.10 to
                                                      Form 10-QSB

    4.8       Form of Common Stock Certificate        Incorporated by reference
                                                      to Exhibit 4.1 to
                                                      Amendment No. 1 to
                                                      Form S-1

    4.9       Specimen of Series A $3.00              Incorporated by reference
              Convertible Preferred Stock             to Exhibit 4.1 to the
                                                      December 22, 1997 Form 8-K

   4.10       Specimen of Series C Convertible        Incorporated by reference
              Preferred Stock                         to Exhibit 4.7 to the
                                                      March 27, 1997 Form 8-K

  10.31       Amended and Restated 1993 Stock         Incorporated by reference
              Option Plan                             to Exhibit 10.1 to
                                                      Form 10-QSB


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      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                             OSAGE SYSTEMS GROUP, INC.



Date:  November 18, 1998                     By:   /s/Jack R. Leadbeater
                                                   ---------------------------
                                                   Jack R. Leadbeater,
                                                   Chief Executive Officer


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